Exhibit (a)(5)

Notice of Withdrawal

NOTICE OF WITHDRAWAL OF

TENDER OF ORIGINAL WARRANTS

PURSUANT TO THE OFFER TO EXCHANGE, AS AMENDED MARCH 4, 2004

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M. (EST), ON MARCH 18, 2004,

UNLESS THE OFFER IS EXTENDED. *

To:	WARP Technology Holdings, Inc.
708 3rd Avenue, 6th Floor,
New York, N.Y. 10017
Attn: Gus Bottazzi
Tel. no. 212-962-9277

DELIVERY OF THIS NOTICE TO WITHDRAW TENDER TO AN ADDRESS OTHER

THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE TO A NUMBER

OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

I previously received a copy of the Offer to Exchange. I elected to participate in the Offer and delivered the Election to Participate, in which I tendered Original Warrants exercisable for common stock of WARP Technology Holdings, Inc. (the “Company”) and cash in the amount equal to $0.15 per share times the number of Exchanged Warrants I requested.

I hereby irrevocably withdraw that tender and reject the Offer to exchange my Original Warrants.

I understand that by rejecting the Offer, I will not receive Exchanged Warrants pursuant to the Offer, and the Company will promptly return to me the Original Warrants and the cash that I tendered. I waive any right to receive any notice of the acceptance of this Notice to Withdraw.

SIGNATURE OF OWNER

Name:		Address:

(please print)

Date:	________________

*	Additionally, if you have tendered Original Warrants that are not accepted by the Company prior to forty business days from the February 4, 2004 commencement date of this Offer, you may withdraw such Original Warrants.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any withdrawal of tender will be determined by the Company in its discretion, which determination shall be final and binding on all parties. The Company reserves the right to reject any or all Notices to Withdrawal that the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the withdrawal of any tendered warrants, provided, however, that if a condition is waived with regard to any warrant or warrant holder, then the same condition must be waived with regard to all warrants and all warrant holders, respectively. The Company’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No withdrawal of tender will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with withdrawals of tender must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in withdrawals of tender, and no person will incur any liability for failure to give any such notice.

IMPORTANT: THIS LETTER TOGETHER WITH ALL OTHER

REQUIRED DOCUMENTS MUST BE RECEIVED BY THE COMPANY,

ON OR PRIOR TO THE EXPIRATION DATE, OTHER THAN A WITHDRAWAL OF ORIGINAL WARRANTS TENDERED THAT WERE NOT ACCEPTED BY THE COMPANY PRIOR TO 40 BUSINESS DAYS FOLLOWING THE FEBRUARY 4, 2004 COMMENCEMENT DATE OF THE OFFER.

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